Exhibit 11

    ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
    STATEMENT RE COMPUTATION OF  PER SHARE EARNINGS
                                                      1997     1996     1995     1994     1993
    Basic Earnings Per Share:

    Net Income Before
       Cumulative Effect of Accounting Change      $10,997  $20,260  $12,424  $11,325   $8,176
    Cumulative Effect of Accounting Change             ---      ---      ---      ---    1,457
    Net Income                                     $10,997  $20,260  $12,424  $11,325   $9,633

    Weighted Shares Outstanding                      5,846    6,184    6,564    6,620    6,559

    Basic Eanrings Per Share Before
        Cumulative Effect of Accounting Change       $1.88    $3.28    $1.89    $1.71    $1.25
    Basic Earnings Per Share,
         Cumulative Effect of Accounting Change        ---      ---      ---      ---     0.22
    Basic Earnings Per Share                         $1.88    $3.28    $1.89    $1.71    $1.47



    Diluted Earnings Per Share:

    Net Income Before
       Cumulative Effect of Accounting Change      $10,997  $12,260  $12,424   $11,325   $8,176
    Debenture Interest Expense, net of tax             ---      ---      ---       243      ---
    Diluted Income                                  10,997   12,260   12,424    11,568    8,176
    Extraordinary Item                                 ---      ---      ---       ---      ---
    Cumulative Effect of Accounting Change             ---      ---      ---       ---    1,457
    Diluted Net Income                             $10,997  $12,260  $12,424   $11,568   $9,633

    Weighted Shares Outstanding                      5,846    6,184    6,564     6,620    6,559
    Stock Options-
         Equivalent Shares                              79       64       55        26      ---
    Debentures                                         ---      ---      ---       374      ---
    Total Equivalent Shares                          5,925    6,248    6,619     7,020    6,559

    Diluted Earnings Per Share Before
        Cumulative Effect of Accounting Change       $1.86    $3.24    $1.88     $1.65    $1.25
    Diluted Earnings Per Share,
         Cumulative Effect of Accounting Change        ---      ---      ---       ---     0.22
    Diluted Earnings Per Share                       $1.86    $3.24    $1.88     $1.65    $1.47

